Exhibit 2.1

Execution Version

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment (“First Amendment”) to the Merger Agreement (as defined below) is entered into as of October 14, 2022, by and among East Resources Acquisition Company, a Delaware corporation (“Parent”), LMA Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“LMA Merger Sub”), Abacus Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Abacus Merger Sub”), Longevity Market Assets, LLC, a Florida limited liability company (“LMA”), and Abacus Settlements, LLC, a Florida limited liability company (“Abacus”). Parent, LMA Merger Sub, Abacus Merger Sub, LMA and Abacus are sometimes referred to in this First Amendment collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of August 30, 2022 (as may be amended, modified or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement in accordance with Section 9.13 thereof as more fully set forth herein in order to, among other things, clarify the terms of the consideration to be issued or paid to the Company Members in connection with the consummation of the Mergers.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to Merger Agreement.

(a)	Recital of the Merger Agreement is hereby amended by amending and restating the tax treatment recital as follows:

WHEREAS, for U.S. federal income Tax purposes, it is intended that each of the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent, LMA, Abacus, LMA Merger Sub and Abacus Merger Sub are parties pursuant to Section 368(b) of the Code (the “Intended Tax Treatment”) and that this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder

(b)	Exhibit A of the Merger Agreement is hereby amended by deleting the definition of “Equity Value”.

(c)	Exhibit A of the Merger Agreement is hereby amended by amending and restating the definitions of “Burdensome Condition” and “Stock Consideration” as follows:

“Burdensome Condition” means, in connection with any approval of the Florida Office of Insurance Regulation, any agreement with, or condition or requirement imposed by the Florida Office of Insurance Regulation that (a) has, or would reasonably be expected to have, a Material Adverse Effect on the Companies following the Closing or (b) involves any significant adverse effect on the economic benefits that either (i) Parent or (ii) the Companies, respectively, reasonably expects to obtain from the Transactions.

“Stock Consideration” means the number of shares of Parent Common Stock equal to (a) the Company Member Value minus the Cash Consideration, if any, divided by (b) the Parent Share Value. For the avoidance of doubt, the Stock Consideration shall equal 53,175,000 shares of Parent Common Stock, assuming the Cash Consideration equals $0.

(d)	Exhibit A of the Merger Agreement is hereby amended by adding the following definitions:

“Company Member Value” means an amount equal to (a) the Transaction Value minus (b) the Founder Share Implied Value.

“Founder Share Implied Value” means an amount equal to (a) 8,625,000 multiplied by (b) the Parent Share Value.

“Transaction Value” means $618,000,000.

“Intended Tax Treatment” ……… Recitals.

(e)	Section 6.1(f) of the Merger Agreement is hereby amended and restated as follows:

“Regulatory Approvals. Parent shall have received the approval of the Florida Office of Insurance Regulation with respect to the change of control of Abacus contemplated by the transactions under this Agreement without any Burdensome Condition.”

(f)	Article II of the Merger Agreement is hereby amended by adding a new Section 2.5 as follows:

“Section 2.5 Stock Consideration in Excess of Pro Rata Portion. In the event that the portion of the Stock Consideration allocated to a Company Member as set forth in the Allocation Schedule is greater than such Company Member’s pro rata portion of the Aggregate Merger Consideration, the number of shares of Parent Common Stock issuable to such Company Member in excess of such Company Member’s pro rata portion of the Aggregate Merger Consideration shall be deemed issued to such Company Member at Closing, subject to and contingent upon the imposition of transfer restrictions and forfeiture conditions with respect to such excess shares of Parent Common Stock to be set forth in a written agreement between Parent and such Company Member in form and substance reasonably satisfactory to Parent; provided, however, that in no event shall such excess shares of Parent Common Stock, which are subject to transfer restrictions and forfeiture conditions, exceed an amount of Parent Common Stock that would preclude the Parties from treating the Mergers in a manner consistent with the Intended Tax Treatment. For the avoidance of doubt, the shares of Parent Common Stock issued to a Company Member as Stock Consideration in respect of such Company Member’s pro rata portion of the Aggregate Merger Consideration shall not be subject to additional transfer restrictions and forfeiture conditions pursuant to the preceding sentence.”

(g)	Section 3.15(t) of the Merger Agreement is hereby amended and restated as follows:

“no Group Company has taken, or agreed to take, any action, or to the Knowledge of the Companies is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Intended Tax Treatment.”

(h)	Section 4.10(p) of the Merger Agreement is hereby amended and restated as follows:

“Parent has not taken, or agreed to take, any action, or has knowledge of any fact or circumstance, that could reasonably be expected to prevent or impede the Intended Tax Treatment.”

(i)	Section 5.7(d) of the Merger Agreement is hereby amended and restated as follows:

“Section 5.7(d) Tax Treatment.

(i) Each of the Parties intends that each Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g). The Parties agree to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income Tax position inconsistent with, this Section 5.7(d) unless otherwise required by a change in applicable Law, or as required pursuant to a “determination” within the meaning of Section 1313 of the Code. Except as required by applicable Law, the Parties shall not take any action, or fail to take any action, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

(ii) Each of the Parties shall cooperate, including by making structural changes that may reasonably be necessary or warranted and that are not reasonably expected to impede or materially delay consummation of the Mergers, with each other and shall use their commercially reasonable efforts to obtain the Intended Tax Treatment.

2. Confirmation. Except as otherwise expressly provided herein, the provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.

3. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.2 through 9.14, Section 9.16 and Section 9.17 of the Merger Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis.

4. Headings. The descriptive headings contained in this First Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment.

5. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by electronic means, including DocuSign, e-mail, or scanned pages, shall be effective as delivery of a manually executed counterpart to this First Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to be duly executed on its behalf as of the date first above written.

EAST RESOURCES ACQUISITION COMPANY

By:	/s/ Gary L. Hagerman, Jr.
Name:	Gary L. Hagerman, Jr.
Title:	Chief Financial Officer and Treasurer

LMA MERGER SUB, LLC

By:	East Resources Acquisition Company,
its sole member

By:	/s/ Gary L. Hagerman, Jr.
Name:	Gary L. Hagerman, Jr.
Title:	Chief Financial Officer and Treasurer

ABACUS MERGER SUB, LLC

By:	East Resources Acquisition Company,
its sole member

By:	/s/ Gary L. Hagerman, Jr.
Name:	Gary L. Hagerman, Jr.
Title:	Chief Financial Officer and Treasurer

Signature Page to First Amendment to Agreement and Plan of Merger

LONGEVITY MARKET ASSETS, LLC

By:	/s/ Jay Jackson
Name:	Jay Jackson
Title:	CEO

ABACUS SETTLEMENTS, LLC

By:	/s/ Jay Jackson
Name:	Jay Jackson
Title:	CEO

Signature Page to First Amendment to Agreement and Plan of Merger